UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CytRx Corporation

(Name of Registrant as Specified In Its Charter)

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CytRx Corporation

Amendment and Supplement to the Proxy Statement

For the Special Meeting of Stockholders

To be Held on September 23, 2021

EXPLANATORY NOTE

On August 12, 2021, CytRx Corporation (“CytRx” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for a special stockholders’ meeting on September 23, 2021 (the “Special Meeting”). The Company also filed definitive additional materials (the “Existing Additional Materials” and, together with the Proxy Statement, the “Solicitation Materials”) on August 16, 2021.

On August 23, 2021, an alleged CytRx stockholder filed a class action lawsuit against the Company, Steven A. Kriegsman, Louis Ignarro, Joel K. Caldwell, and Jennifer K. Simpson claiming, among other things, that the Solicitation Materials are “materially incomplete” and that the individually named defendants “have violated the fiduciary duties they owe to the public stockholders of CytRx stock.” The plaintiff seeks, among other things, disclosure of certain information and an award of costs, disbursements, and certain professionals’ fees.

Although the Company believes that the stockholder’s claims are without merit and that information addressed in the lawsuit is not material or required under the proxy rules, to avoid unnecessary distraction ahead of the Special Meeting, and without admitting any liability or wrongdoing, the Company is voluntarily supplementing the Proxy Statement with the information provided in this amendment and supplement to the Proxy Statement (the “Supplement”).

Any proxies submitted by stockholders before the date of this Supplement will be voted as instructed on those proxies, unless a stockholder changes his or her vote by submitting a later dated proxy. Stockholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Special Meeting.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE SOLICITATION MATERIALS.

This supplemental information should be read in conjunction with the Solicitation Materials, which should be read in their entirety. Section references in the below disclosures are to sections in the Proxy Statement or the Existing Additional Materials, as applicable, and defined terms used but not defined herein have the meanings set forth in the Solicitation Materials. To the extent the following information differs from or conflicts with the information contained in the Solicitation Materials, the information set forth below shall be deemed to supersede the respective information in the Solicitation Materials. The Company denies the allegations in the Complaint (as defined below) and denies any alleged violations of law or any legal or equitable duty. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following amended and supplemental disclosures solely for the purpose of mooting the allegations in the Complaint.

Supplemental Disclosure

Proxy Statement

The text under the heading “Proposal 1 – Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Shares of Authorized of Common Stock—Potential Consequences if Proposal 1 is Not Approved” is amended and restated as follows (new text in bold and underline):

If this proposal is not approved by our stockholders, pursuant to the Purchase Agreement, we will be required to hold additional stockholder meetings every three months thereafter until such stockholder approval is obtained. Moreover, in the event the Amendment is not approved at the Special Meeting, and until the Amendment is approved at a future special meeting and a resale registration statement covering the sale of the Common Stock issuable upon conversion of the Series C Preferred Stock and exercise of the Preferred Investment Options, has been timely filed and declared effective in accordance with the Purchase Agreement and the related Registration Rights Agreement, dated July 13, 2021, in addition to the 10.00% dividend on the Series C Preferred Stock we will be obligated to pay, as partial liquidated damages and not as a penalty (as stipulated in the Purchase Agreement), monthly cash payments equal to the product of 2.0% multiplied by the aggregate subscription amount of $8,240,000 relating to the Series C Preferred Stock (the “Subscription Amount”) paid pursuant to the Purchase Agreement (subject to a cap of 24% of such Subscription Amount), which monthly payments would equal $164,800, and which cap would equal $1,977,600.

The text under the heading “Proposal 1 – Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Shares of Authorized of Common Stock—Recent Developments” is amended and restated as follows (new text in bold and underline):

Stockholder Litigation

On August 3, 2021, a minimal stockholder, Jerald A Hammann (the “stockholder”) filed a complaint (the “Stockholder Litigation”) in the Court of Chancery of the State of Delaware against the Company, Steven A. Kriegsman, Louis Ignarro, Joel K. Caldwell, and Earl W. Brien (the “Defendant Directors” and, with the Company, the “Defendants”). The complaint alleges purported claims of breach of a contract by the Company and breach of fiduciary duty by the Defendant Directors. The stockholder seeks specific performance of the contract, a temporary restraining order enjoining the Company from taking various actions, damages, and other declaratory and injunctive relief, costs, fees, and expenses.

The stockholder filed a motion to expedite proceedings the same day he filed his complaint. On August 11, 2021, the Court held a telephonic hearing on the stockholder’s motion for a temporary restraining order and motion for expedited proceedings. After hearing arguments, the Court denied the stockholder’s request for a temporary restraining order in its entirety. The Court ordered an expedited hearing schedule on the stockholder’s request for a preliminary injunction, and the Court instructed the parties to confer to set a schedule.

On September 2, 2021, the Company entered into an Amendment No. 1 (the “Amendment”) to that certain Cooperation Agreement, effective as of August 21, 2020, by and between the Company and the stockholder and his affiliates.

Pursuant to the Amendment, the Company has agreed, among other things, to (i) accept the retirement of one director from the Board of Directors, effective at or before the Company’s 2022 Annual Meeting of Stockholders, (ii) fill the vacancy resulting from such retirement by appointing an independent director to the Board of Directors to serve in the same class as that in which the retired director served and (iii) take all necessary actions to seek the approval of the Company’s stockholders to declassify the structure of the Board of Directors on a rolling basis such that all directors standing for election at and subsequent to the 2026 Annual Meeting of Stockholders shall stand for election to one-year terms.

The stockholder has agreed to dispose of any of the Company’s securities that entitle him to vote in the election of directors by September 3, 2022. He has also agreed, among other things, to voluntarily dismiss with prejudice the Stockholder Litigation in its entirety. As of the date of the Amendment, the stockholder agreed to a general release of claims with respect to the Company and its affiliates and representatives, and the Company agreed to a general release of claims with respect to the stockholder. In settlement of the Stockholder Litigation and in exchange for the general release of the Company by the stockholder, the Company agreed to pay to the stockholder a release payment within five business days following the date on which the Stockholder Litigation has been dismissed. Nothing in the Amendment, including without limitation the release payment, consitutes an admission of any wrongdoing or liability by the either party to the other in connection with the Stockholder Litigation or the stockholder’s involvement with the Company.

Although the Company believes that the information addressed in the Amendment is not required under the proxy rules, to avoid unnecessary distraction ahead of the Special Meeting, and without admitting any liability or wrongdoing, the Company is voluntarily providing this information in this Supplement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s Current Report on Form 8-K with the SEC.

On August 23, 2021, a purported shareholder of the Company (the “Class Action Litigant”) filed a putative class action complaint in the Delaware Court of Chancery (the “Court”) against Steven A. Kriegsman, Louis Ignarro, Joel K. Caldwell, and Jennifer K. Simpson (collectively, the “Class Action Defendant Directors”) and the Company alleging that: (i) the Class Action Defendant Directors violated the fiduciary duties they owe to the public stockholders of the Company; (ii) the Class Action Defendant Directors failed to provide the Class (as defined in the Complaint (as defined below)) with truthful and complete information; (iii) as a result of the actions of the Class Action Defendant Directors, the Class Action Litigant and the Class will suffer irreparable injury, including by being forced to make an uninformed vote on the Purchase Agreement, and unless the Class Action Defendant Directors are enjoined by the Court, they will continue to breach their fiduciary duties owed to the Class Action Litigant and the members of the Class, all to the irreparable harm of the Class Action Litigant and the members of the Class; and (iv) the Class Action Litigant and the members of the Class have no adequate remedy at law, and only through the exercise of the Court’s equitable powers can the Class Action Litigant and the Class be fully protected from the immediate and irreparable injury which the Class Action Defendant Directors’ actions threaten to inflict (the “Complaint”). The Class Action Litigant seeks to certify the lawsuit as a class action and to enjoin the Company from taking various actions prior to the disclosure of certain information, and costs, disbursements, and certain professionals’ fees, as well as other further equitable relief.

The Class Action Litigant filed a motion to expedite proceedings and a motion for a preliminary injunction the same day he filed the Complaint. The parties are conferring regarding a briefing schedule, but the Court has not yet set a date for a hearing on the motion for preliminary injunction.

Existing Additional Materials

The text in the first paragraph is amended and restated as follows (new text in bold and underline):

CytRx Corporation (“CytRx” or the “Company”) is focused on maintaining a stable capital position as it works to realize the potential of its diverse pipeline. In order to allow CytRx to benefit from prospective developments associated with our licensed drugs, the Company recently took steps to obtain necessary and valuable financial stability by entering into a securities purchase agreement (the “Agreement”) with a healthcare-focused institutional investor (the “Investor”), Armistice Capital, LLC. The Board of Directors and management team firmly believe that raising new capital via the Agreement was in the best interests of all of the Company’s stockholders.

The Company, as of December 31, 2020, had federal and state net operating loss (“NOL”) Carryforwards of $327.6 million and $252.6 million, respectively, available to offset against future taxable income. Section 382 of the Internal Revenue Code limits the Company’s ability to utilize the NOL Carryforward if the Company undergoes an “ownership change” which in general occurs if there is a cumulative change in ownership by 5% shareholders that exceeds 50 percentage points over a rolling three-year period. A previous ownership change caused the Company’s ability to use approximately $69.3 million in federal NOL Carryforward to be substantially limited.

The Board of Directors was aware of these facts and also discussed exploring other financing options with its financial advisors, but, notwithstanding the potential loss of an uncertain portion of the NOL Carryforwards, concluded based upon the Company’s need to maintain financial stability that the financing option pursuant to the Agreement was the best available option. Moreover, the Board of Directors concluded that raising capital and increasing the Company’s authorized shares was in the best interest of the Company and its stockholders, and that if the Board of Directors did not pursue this financing, it would not be acting in accordance with its fiduciary duties. This conclusion rested primarily on the Board’s determination that without a capital injection, the Company’s projections indicated the possibility that within the next 12 months the Company’s auditors might raise concerns about near-term liquidity, which could directly impair the Company’s ability to raise capital in the future and negatively impact the Company’s share price, both of which would damage all shareholders.

The text in the second paragraph under the heading “Under the Agreement CytRx will be required to pay the purchaser partial liquidated damages if stockholders do not approve the authorized share increase proposal” is amended and restated as follows (new text in bold and underline):

Moreover, in the event this Amendment is not approved at the Special Meeting on September 23, 2021, we will be obligated to pay the 10% dividend associated with the Preferred Stock that was unable to be converted into common stock. This would be yet another ongoing drain on the Company’s finite resources. Until the Preferred Stock is converted into common stock, the monthly dividend, payable quarterly, would be $68,666. Additionally, as partial liquidated damages and not as a penalty (as stipulated in the Agreement), we would also have to make separate monthly cash payments equal to the product of 2.0% multiplied by the aggregate subscription amount of $8,240,000 relating to the Preferred Stock paid pursuant to the Agreement (subject to a cap of 24% of such Subscription Amount). Based on our estimates, CytRx could have to make monthly payments equal to $164,800, with a cap equal to $1,977,600, which would be a further drain on the Company’s resources.

The payments identified and stipulated to in the Purchase Agreement as liquidated damages represent the amount of damages Armistice may be expected to suffer from a failure to approve the amendment to the Company’s Restated Certificate of Incorporation. The estimated liquidated damages are not a measure of actual damages but are intended to cover losses that would be difficult to calculate.

Notwithstanding stockholder approval of the Amendment, there is no guarantee that the Preferred Stock will be converted in whole into the Company’s common stock, as the share price of the common stock may be lower than the conversion price as is the case currently. To the extent the Preferred Stock is not entirely converted into common stock, the Company will continue to pay dividends on the Preferred Stock. If the Amendment is approved by the Company’s stockholders, there will be no payment of liquidated damages. The terms and conditions pursuant to which the Preferred Stock may be converted to common stock are explained in the Certificate of the Designations, Powers, Preferences and Rights of Series C 10.00% Convertible Preferred Stock of CytRx Corporation, which Certificate was filed as Exhibit 3.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on July 15, 2021.